Exhibit 99.1
April 8, 2005

Tofutti Press Release


Company Contact:  Steve Kass
                  Chief Financial Officer
                  (908) 272-2400
                  (908) 272-9492 (Fax)



                         TOFUTTI ANNOUNCES 2004 RESULTS

         Cranford, New Jersey -- April 8, 2005 -- TOFUTTI BRANDS INC. (AMEX
Symbol: TOF) issued its results for the fifty-three week period ended January 1, 2005 today. The Company's fiscal year is usually the fifty-two week period which ends on the last Saturday in December. The 2003 fiscal year was a fifty-two week period which ended on December 27, 2003.

         The Company posted record net sales of approximately $5.3 million in the 14 week fourth quarter of fiscal 2004 compared to net sales of approximately $4.5 million in the 13 week period in fiscal 2003. Net sales for the fifty-three weeks ended January 1, 2005 (fiscal 2004) were $19,188,000, an increase of $174,000, or 1%, from the sales level realized for the fifty-two weeks ended December 27, 2003 (fiscal 2003). Based on recent sales trends, we expect continued sales increases in our frozen dessert and food product lines and in most customer categories.

         As a result of the strong fourth quarter sales, the Company was able to report increased sales in fiscal 2004 despite reductions in sales in the first and third quarters of fiscal 2004 as compared to fiscal 2003. In the first quarter of fiscal 2004, our shipping schedule was adversely affected due to the loss of shipping days when the extended New Year's holiday was celebrated by our trucking companies and because we discontinued certain unprofitable products and product lines starting at the end 2003 and no longer had the benefit of their sales in fiscal 2004. In the third quarter of fiscal 2004, our sales were adversely affected due to the loss of business in


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Florida and the southeastern United States in August and September as a result of problems caused by the severe weather those areas experienced and attendant transportation problems.

         The Company's gross profit in fiscal 2004 increased by $214,000, or 3%, due primarily to the slight sales increase and improved product mix, while its gross profit percentage increased slightly to 34% in fiscal 2004 as compared to 33% in fiscal 2003. The Company's gross profit percentage continued to be adversely affected by start-up manufacturing costs associated with the introduction of new products and the increased cost of allowances associated with those new products.

         For fiscal 2004, the Company reported a decrease in operating income to $1,046,000 from $1,131,000 in fiscal 2003. In fiscal 2004 the Company's operating results continued to be negatively impacted as a result of new product start-up costs, including costs incurred at new co-packaging locations, increased marketing expenses and higher packaging and freight charges.

         Net income for fiscal 2004 increased 57% to $607,000 ($0.11 per share) compared to $386,000 ($0.07 per share) for fiscal 2003. Net income in 2004 increased principally as a result of lower provision for income tax. Income taxes for fiscal 2004 were $444,000 compared to $760,000 in 2003. The higher effective rate in fiscal 2003 was due to an adjustment in the deferred tax asset account as a result of a revaluation of taxable reserves and allowances according to current IRS rules and regulations. We believe that our effective tax rate will continue to approximate our historical tax rate of 40-42% during fiscal 2005.

         The Company's working capital decreased to $3,618,000 at January 1, 2005 from $4,038,000 at December 27, 2003 reflecting the use of $1.5 million for the purchase of stock options and for the repurchase of 258,000 shares of common stock in 2004.

         "Although we did not achieve our goals in fiscal 2004, we ended the year on a high note, as we achieved record revenues in the fourth quarter," said David Mintz, the Company's Chairman and CEO. "Our new product pipeline continued to provide Tofutti Brands with new and exciting products. The improved results in the fourth quarter confirms that our business plan


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of concentrating on our core business of non-dairy frozen desserts and soy-cheese products is succeeding."

         TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts and soy-based, dairy-free food products that contain no butterfat or cholesterol. TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in seventeen other countries.

         Some of the statements in this press release concerning the Company's future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB.


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                               TOFUTTI BRANDS INC.
                               -------------------
                            Statements of Operations
                            ------------------------
                    (in thousands, except per share figures)

                                                Fifty-three         Fifty-two
                                                weeks ended        weeks ended
                                                  01/01/05          12/27/03
                                                  --------          --------

Net sales..................................        $19,188            $19,014

Cost of sales..............................         12,660            12,700
                                                    ------            ------

Gross profit...............................          6,528             6,314

Operating expenses.........................          5,482             5,183
                                                     -----             -----

Operating income...........................          1,046             1,131

Interest income............................              5                15
                                                     -----             -----

Income before income taxes ................          1,051             1,146

Income taxes...............................            444               760
                                                       ---               ---

Net income ................................           $607              $386
                                                      ====              ====

Net income per share:

         Basic.............................           $0.11             $0.07
                                                      =====             =====

         Diluted...........................           $0.10             $0.06
                                                      =====             =====

Weighted average number of
   shares outstanding:

         Basic.............................           5,685             5,744
                                                      =====             =====

         Diluted...........................           6,263             6,556
                                                      =====             =====




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                               TOFUTTI BRANDS INC.
                               -------------------
                                 Balance Sheets
                                 --------------
                    (in thousands, except per share figures)

                                                                 January 1,           December 27,
                                                                   2005                  2003
                                                                 ----------           ------------
Assets
Current assets:
     Cash and equivalents                                         $2,199                 $2,557
     Accounts receivable, net of allowance for doubtful
        accounts of $219 and $149, respectively                    1,614                  1,508
     Inventories                                                     792                    774
     Prepaid expenses                                                 14                     --
     Prepaid income taxes                                             --                     55
     Deferred income taxes                                           593                    220
                                                                     ---                    ---
                Total current assets                               5,212                  5,114

Fixed assets (net of accumulated amortization of
     $10 and $5)                                                      38                     43
Other assets                                                          16                     16
                                                                      --                     --
                                                                  $5,266                 $5,173
                                                                  ======                 ======

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable and accrued expenses                          $691                   $471
     Accrued officers' compensation                                  500                    500
     Income taxes payable                                            403                    105
                                                                     ---                    ---
                  Total current liabilities                        1,594                  1,076
                                                                   -----                  -----

Commitment and Contingencies
Stockholders' equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued                       --                     --
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,636,867 shares at January 1, 2005,
         and 5,709,867 shares at December 27, 2003                    56                     57
     Additional paid-in capital                                      162                  1,193
     Retained earnings                                             3,454                  2,847
                                                                   -----                  -----
                 Total stockholders' equity                        3,672                  4,097
                                                                   -----                  -----
                 Total liabilities and stockholders' equity       $5,266                 $5,173
                                                                  ======                 ======
